EXHIBIT 3

Confidential

Execution Version

March 3, 2026

STRICTLY CONFIDENTIAL

Bark, Inc.

120 Broadway, Floor 12

New York, NY 10271

Attention: Special Committee of the Board of Directors

Ladies and Gentlemen:

1.               In connection with the consideration of a possible transaction (a “Transaction”) among some or all of (i) some or all of the signatories on the signature page hereto (each such signatory, an “Individual Party” and, together, the “Individual Parties”), (ii) Great Dane Ventures, LLC (“Great Dane”) and (iii) Bark, Inc. (“Bark”), an Individual Party or Great Dane may request that Bark or the Representatives (as defined below) of Bark furnish certain Evaluation Material (as defined below) to the Individual Parties, Great Dane or their respective Representatives for the sole purpose of enabling such persons to evaluate, negotiate, execute and implement the Transaction; and Bark may request the same with respect to any Individual Party or Great Dane. In consideration of the parties hereto furnishing each other with such Evaluation Material, each party has agreed to comply with the provisions of this letter agreement to treat such Evaluation Material confidentially. As used herein, the term “Disclosing Party” shall mean Bark, and the term “Receiving Party” shall mean Great Dane and each Individual Party.

2.               As a condition to the Receiving Party being furnished with such information, the Receiving Party agrees that it will, and will cause its Representatives to, treat any information (including, without limitation, oral, written and electronic information) concerning the Disclosing Party, its subsidiaries or its affiliates that has been or may be furnished to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party or any of its Representatives whether furnished before or after the date hereof, together with that portion of any analyses, compilations, forecasts, studies, notes, interpretations, memoranda and other documents and materials prepared by the Receiving Party or any of its Representatives, or otherwise on its behalf, to the extent any of the foregoing contain, reflect or are based on or derived from, in whole or in part, such information (collectively, the “Evaluation Material”), in accordance with the provisions of this letter agreement. The term “Evaluation Material” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives in violation of this letter agreement or a violation by the Receiving Party or any of its Representatives of any other non-use, fiduciary or confidentiality obligation, (b) was or becomes available to the Receiving Party or any of its Representatives on a non-confidential basis and not in violation of any legal, fiduciary or contractual duty from a source other than the Disclosing Party or its Representatives; provided that such source is not known to be (after due inquiry) subject to an obligation of confidentiality (whether by agreement or otherwise) to the Disclosing Party or its Representatives, (c) at the time of disclosure is already in the Receiving Party’s or any of its Representatives’ possession; provided that such information is not known to be (after due inquiry) subject to an obligation of confidentiality (whether by agreement or otherwise) to the Disclosing Party or its Representatives, or (d) was independently developed by the Receiving Party or any of its Representatives without reference to, reliance upon, incorporation of, or other use of any Evaluation Material and without violating any of the confidentiality obligations under this letter agreement. As used in this letter agreement, the term “Representatives” shall mean, when used in relation to any person, such person’s subsidiaries and affiliates and its and their respective directors, officers, employees, general partners, members, advisors (including, without limitation, financial and legal advisors, insurers and insurance brokers, consultants and accountants, including, without limitation, those engaged by such person’s board of directors or any committee thereof), and, only if the Receiving Party receives the prior written consent of the Disclosing Party, debt and equity financing sources (including, without limitation, co-investors), and in each instance the definition of “Representatives” shall be limited to those of the foregoing who receive the Evaluation Material or Transaction Information from or on behalf of the Receiving Party, or from or on behalf of the Disclosing Party. Each of the Individual Parties and Great Dane further agrees that neither it nor any of its Representatives acting on its behalf will, without the prior written consent of the special committee of Bark’s Board of Directors (the “Special Committee”) on behalf of Bark, in its reasonable discretion, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide any Individual Party or Great Dane with financing (debt, equity or otherwise) or other potential sources of capital or financial advisory services on an exclusive basis specifically in connection with the Transaction. For purposes of this letter agreement, any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or financing (debt, equity or otherwise) which does, or could be reasonably expected to, legally limit, restrict or otherwise impair in any manner, such source from consummating a transaction of a similar type to the Transaction shall be deemed an exclusive arrangement. None of the Individual Parties or Great Dane nor any of their respective Representatives, on the foregoings’ behalf, will, without the prior written consent of Bark, (i) act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to the Transaction (other than with Individual Parties) or (ii) directly or indirectly, enter into any agreement, arrangement or understanding (whether written or oral), or engage in any contact or communications, with any other person (other than with the current members of Great Dane) regarding the Transaction (including, without limitation, the debt or equity financing thereof). Each Individual Party and Great Dane hereby represents and warrants that, prior to the its execution of this letter agreement, neither any of the Individual Parties or Great Dane nor any of their respective Representatives, on the foregoing’s behalf, has taken any prohibited action referred to in the immediately preceding sentence. As used in this letter agreement, the term “person” shall be broadly interpreted to include any governmental representative, authority or tribunal, and any corporation, partnership, group, individual or other entity. As used in this letter agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.               In consideration of the Receiving Party being furnished Evaluation Material, the Receiving Party agrees that such Evaluation Material, as well as any Transaction Information (as defined below), will be used by it and its Representatives solely for the purpose of evaluating, negotiating, executing, implementing and, only if the Receiving Party has received the prior written consent of the Disclosing Party, financing a Transaction and that such information will be kept confidential by the Receiving Party and its Representatives and will not be disclosed to any other person, except to the extent that disclosure of such information (a) has been consented to in writing by the Disclosing Party, (b) is required by applicable Legal Requirement (as defined in, and subject to compliance with, paragraph 6), or (c) is made to the Receiving Party’s Representatives who need to know such information for the purpose of evaluating, negotiating, executing, implementing and, only if the Receiving Party has received the prior written consent of the Disclosing Party, financing a Transaction (it being understood that the Receiving Party’s Representatives shall have been advised of the confidentiality and limited-use terms of this letter agreement and that by receiving such Evaluation Material or Transaction Information, they agree to be bound by the applicable provisions hereof) and the Receiving Party shall direct its Representatives to treat such Evaluation Material in a confidential manner in accordance with the terms hereof. In any event, the Receiving Party agrees that it will be liable for any breach or deemed breach of the provisions of this letter agreement applicable to its Representatives by any of its Representatives, including any failure by any Representative to follow instructions given by the Receiving Party to its Representatives, other than with respect to a Representative that has entered into a confidentiality agreement directly with the Disclosing Party in connection with the Transaction. The Receiving Party shall not, without the Disclosing Party’s prior written consent, disclose to any person or entity (other than to its Representatives or in accordance with paragraph 6 hereof, as permitted herein) the existence of the terms of this letter agreement or that the Receiving Party is subject to any of the restrictions set forth in this letter agreement, any information about the parties’ investigations, discussions or negotiations regarding the Transaction or involving Bark or any terms, conditions or other facts relating to the Transaction, including the fact that such investigations, discussions or negotiations are taking place with respect thereto or the status thereof, or the fact that confidential information of the Disclosing Party has been made available to the Receiving Party (collectively, “Transaction Information”); provided, that the term “Transaction Information” does not include information that was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives in violation of this letter agreement. For the avoidance of doubt, receipt of Evaluation Material shall not be imputed to a portfolio company of any Individual Party or their respective affiliates (thereby making it a Representative) solely by virtue of the fact that a Representative of such Individual Party (who is also a director, officer or consultant of such portfolio company) has received Evaluation Material unless such Representative (i) directly or indirectly conveys, shares or communicates, in any manner, Evaluation Material or Transaction Information to such portfolio company or (ii) participates on behalf of such portfolio company in activities prohibited by this letter agreement, in which such case under sub-clauses (i) and (ii) immediately above such portfolio company shall be deemed the Receiving Party’s Representative. Except as may be required by any Legal Requirement, Bark shall not, without Great Dane’s prior written consent, disclose to any person or entity (other than to its Representatives) (a) any specific terms or conditions provided by Great Dane or any Individual Party with respect to the Transaction, (b) any names of any financing sources (or identifiable descriptions thereof) of Great Dane or any Individual Party with respect to the Transaction or (c) the status of discussions or negotiations with Great Dane or any Individual Party with respect to the Transaction; provided, however, the foregoing shall not restrict Bark from making general statements regarding the overall status of the transaction process or comparative progress of bidders, so long as Bark does not identify Great Dane or any Individual Party by name or otherwise disclose specific information concerning the status of discussions or negotiations with Great Dane or any Individual Party and provided further, that this sentence does not (i) include information that was or becomes generally available to the public other than as a result of a disclosure by Bark (including the Special Committee) or any of its Representatives in violation of this letter agreement or (ii) restrict Bark from disclosing any information Bark determines in good faith is advisable to be disclosed in a proxy statement (or similar disclosure document).

4.               The Disclosing Party hereto acknowledges that the Receiving Party will not be deemed to be in breach of this letter agreement by reason of it or its Representatives retaining “residuals” (as defined below) of the Evaluation Materials, provided that the foregoing does not constitute a license under any intellectual property rights and provided further that there is no disclosure of residuals to any third party. The term “residuals” shall mean ideas, concepts, know-how, techniques or other information that may be retained in the unaided memories of the Receiving Party’s employees and employees of the Receiving Party’s Representatives, in each case who have had access to the Evaluation Materials pursuant to the terms of this letter agreement, which information has not been reduced to a tangible form. The Disclosing Party hereto further acknowledges that the Receiving Party and its Representatives may be engaged in businesses that are competitive with the Disclosing Party and its Representatives. Accordingly, but without limiting any party's express agreements or obligations hereunder, the Disclosing Party understands and agrees that nothing in this letter agreement or otherwise will restrict the Receiving Party or its Representatives from investing in, operating or participating in the management of any business or entity which competes or may compete, directly or indirectly, with the Disclosing Party or its Representatives.

5.               None of the Individual Parties nor Great Dane shall, and each shall cause their respective Representatives not to, initiate or maintain contact with Bark or any of Bark’s known (after reasonable inquiry) customers, suppliers, financing sources or other business counterparties regarding the Transaction, the Evaluation Material or the Transaction Information except with the express prior permission of Bark; provided, however, that subject to (other than in the case of clauses (i) and (iii) below) the prior written consent of the Special Committee on behalf of Bark, in its reasonable discretion, nothing in this paragraph 5 will prohibit any of the Individual Parties, Great Dane or their respective Representatives from (i) initiating or maintaining any contacts in the ordinary course of business not caused by and unrelated to the Transaction, (ii) conducting “no-names” general market diligence without reference to Bark, the Evaluation Material, Transaction Information or the Transaction, and (iii) communication with the Special Committee’s third-party legal and financial advisors, and, as agreed by Bark, the Individual Parties and Great Dane, Bark’s accountants and consultants. Each of the Individual Parties, Great Dane and their respective Representatives will submit all: (i) communications to Bark regarding a Transaction; (ii) requests for additional information from Bark; (iii) requests for Bark management meetings; and (iv) questions regarding Transaction procedures, only to persons specifically designated for that purpose by the Special Committee, which shall include Sidley Austin LLP and Moelis & Company LLC. Each of the Individual Parties and Great Dane agrees that (i) Bark is free to conduct the process for the Transaction as it in its sole and absolute discretion determines (including, without limitation, negotiating with any prospective buyer), (ii) any procedures relating to the Transaction may be changed at any time and (iii) Bark will have the right to reject or accept any potential buyer, proposal or offer, or to terminate discussions and negotiations with Great Dane and any Individual Party, at any time for any reason whatsoever, in its sole and absolute discretion, and without any liability to such person.

6.               In the event that the Receiving Party or any of its Representatives are required by law, regulation, stock exchange rule or other applicable judicial or governmental process (including, without limitation, by deposition, interrogatory, subpoena, civil investigative demand or similar process) (any of the foregoing, a “Legal Requirement”) to disclose any Evaluation Material or Transaction Information, the Receiving Party will, to the extent permitted by applicable Legal Requirement, use commercially reasonable efforts to, provide the Disclosing Party (and the Special Committee, with respect to Bark) with prompt written notice of such requirement prior to making such disclosure so that the Disclosing Party may seek (at the Disclosing Party’s sole expense) an appropriate protective order or other remedy, and the Receiving Party will use commercially reasonable efforts (at the Disclosing Party’s sole expense) to consult and cooperate with the Disclosing Party as the Disclosing Party may reasonably request to the extent permitted by applicable Legal Requirement with respect to taking steps to resist or narrow the scope of such requirement. If a protective order or other remedy is not obtained and, based on the advice of counsel, the Receiving Party is required to disclose Evaluation Material or Transaction Information, the Receiving Party (a) may, without liability hereunder, disclose such information only to the extent required by applicable Legal Requirement, based on the advice of counsel,

(b) will exercise commercially reasonable efforts (at the Disclosing Party’s sole expense) to obtain assurance that confidential treatment will be accorded to such information that is being disclosed and (c) will, to the extent permitted by applicable Legal Requirement, give advance notice to the Disclosing Party (and the Special Committee, with respect to Bark) of the information to be disclosed as far in advance as is practicable and have considered in good faith the Disclosing Party’s suggestions concerning the scope and nature of the information to be disclosed. In any event, neither the Receiving Party nor any of its Representatives will oppose any action by the Disclosing Party (at the Disclosing Party’s sole expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information. Notwithstanding any provision herein to the contrary (except, with respect to clause (ii) below, this sentence and the last sentence of this paragraph 6), but subject to the continued compliance of the Receiving Party and its Representatives with the confidentiality and non-use obligations set forth in this letter agreement, the Receiving Party and its Representatives shall not be required to give notice to the Disclosing Party, and shall not be prohibited from disclosing Evaluation Material or Transaction Information, (i) to the extent such requests or requirements originate from a bank examiner, regulatory authority or self-regulatory authority and occur in the course of an examination or inspection of the business or operations of the Receiving Party or its Representatives unrelated to the Disclosing Party, the Evaluation Material, Transaction Information or a Transaction, or (ii) in connection with the amendment by any Individual Party or Great Dane or its affiliates of a Schedule 13D (or other similar Section 16 filing) on file with the Securities and Exchange Commission relating to the shares of Bark held by any Individual Party or Great Dane or an affiliate; provided such amendment (and any disclosure therein) is required by the applicable rules and regulations of the Securities and Exchange Commission and relates to actions otherwise permitted by the terms of this letter agreement and, if any Evaluation Material is to be disclosed, the Individual Party or Great Dane (as applicable) has given Bark notice of such information to be disclosed a reasonable (under the circumstances) amount of time in advance of the filing. Notwithstanding any provision herein to the contrary, no Receiving Party or its Representatives on its behalf shall under any circumstances take any action that could require public disclosure of Evaluation Material or Transaction Information in violation of the confidentiality provisions of this letter agreement; provided that the foregoing shall not limit the Receiving Party’s ability to comply with Legal Requirements, including disclosure obligations pursuant to U.S. or other applicable securities laws or regulations or NYSE listing rules.

7.               All Evaluation Material or Transaction Information disclosed by or on behalf of the Disclosing Party or any of its Representatives shall be and shall remain the property of the Disclosing Party. At any time upon the written request of the Disclosing Party, in the Disclosing Party’s sole discretion, the Receiving Party and its affiliated Representatives shall promptly (and shall direct its unaffiliated Representatives to), at the Receiving Party’s option (which shall be promptly communicated in writing to the Disclosing Party), destroy (and shall confirm such destruction in writing to the Disclosing Party, email being sufficient) or return to the Disclosing Party all written, electronic or other tangible Evaluation Material in its possession or the possession of any of its Representatives and will not retain any copies of such Evaluation Material. Notwithstanding such destruction or return, all oral Evaluation Materials and the information embodied in all Evaluation Materials, and any Transaction Information, will continue to be held pursuant to the confidentiality and non-use terms of this letter agreement. Notwithstanding the foregoing, (i) the Receiving Party and the Receiving Party’s Representatives may retain copies of the Evaluation Material and Transaction Information in accordance with bona fide policies and procedures implemented by such persons in order to comply with law, regulation or professional standards and (ii) the obligation to return or destroy Evaluation Material and Transaction Information shall not cover information that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices in accordance with the Receiving

Party’s or its Representatives’, as applicable, bona fide compliance and document retention policies or applicable Legal Requirement, so long as, in each case, such information is accessible by only legal, IT or compliance personnel; provided, however, that any Evaluation Material or Transaction Information so retained will continue to be held pursuant to the confidentiality and non-use terms of this letter agreement for so long as such Evaluation Material and Transaction Information is retained in accordance with this paragraph 7, or, if earlier, five years from the date hereof.

8.              The Receiving Party understands and acknowledges that any and all information contained in the Evaluation Material, and any Transaction Information, is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or Transaction Information, on the part of the Disclosing Party, its Representatives or any other person (including the Special Committee, with respect to Bark). The Receiving Party agrees that, except as set forth in a definitive written agreement, if any, with respect to a Transaction executed by Great Dane and Bark, neither the Disclosing Party nor any of its Representatives (including the Special Committee, with respect to Bark), shall assume any responsibility or have any liability to the Receiving Party or any of its Representatives resulting from the selection or use or non-use of the Evaluation Material or Transaction Information by the Receiving Party or its Representatives or any errors therein or omissions therefrom, regardless of any decision made in reliance on the Evaluation Material or Transaction Information and only those representations or warranties with respect to such matters that are made in a definitive written agreement, if any, with respect to a Transaction executed by Great Dane and Bark, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

9.               Each party acknowledges and agrees that no offer to enter into a Transaction and no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between any Individual Party, Great Dane and Bark or any of their respective affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by Great Dane and Bark and/or their subsidiaries or affiliates, as applicable. Each party agrees that unless and until a definitive written agreement providing for a Transaction has been executed, none of the Individual Parties, Great Dane nor Bark nor any of their affiliates will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement (except for the matters specifically agreed to herein) or otherwise or by virtue of any written or oral expression with respect to a Transaction by any party’s respective Representatives. Each party further acknowledges and agrees that the other party may at any time, in its sole discretion, for any reason or no reason, without prior notice to the other party, reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction, terminate discussions and negotiations with the other party and its Representatives or refuse to provide any further access to the Evaluation Materials. Each of the Individual Parties and Great Dane further acknowledges and agrees that Bark may at any time, in its sole discretion, for any reason or no reason, without prior notice to any of the Individual Parties, Great Dane, initiate and/or engage in discussions and negotiations with any third party. Each of the Individual Parties and Great Dane agrees that Bark is and shall remain the exclusive owner of the Evaluation Material and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. Nothing contained in this letter agreement or the furnishing of any Evaluation Material hereunder shall be construed as granting or conferring any rights or any portions thereof by license or otherwise in any intellectual property.

10.              The Receiving Party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, nonpublic information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. The Receiving Party hereto agrees that it and its Representatives will refrain from trading in the securities of the Disclosing Party hereto while in possession of any such material nonpublic information. Each of the Individual Parties and Great Dane agrees that it and its Representatives will not, without the prior written consent of the Special Committee, engage in discussions with management of Bark regarding the terms of their post-transaction employment or equity participation as part of, in connection with or after a Transaction, unless and until approved by the Special Committee.

11.              Each Individual Party and Great Dane hereby, represents to Bark that, as of the date hereof, neither it nor any of its respective Representatives has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of Bark or any of its subsidiaries, except as disclosed in the draft Schedule 13D/A in respect of the Individual Parties and Great Dane shared with counsel to Bark contemporaneously with the execution of this letter agreement. In consideration for Great Dane being furnished with Evaluation Material, the Individual Parties and Great Dane each agree that, unless specifically requested in writing in advance by Bark’s Representatives on behalf of the Special Committee, the Individual Parties and Great Dane will not, and will cause their respective Representatives acting on their behalf not to, in any manner, directly or indirectly, at any time during the 12 -month period commencing on the date hereof (the “Standstill Period”) (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, without limitation, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any securities of Bark, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with Bark or any direct or indirect subsidiary thereof; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving Bark or any direct or indirect subsidiary thereof; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of Bark or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of Bark or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than among some or all of the Individual Parties) to vote, acquire or dispose of any securities of Bark or any of its subsidiaries; (g) request that Bark (or its board of directors or the special committee or Bark’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this paragraph 11, or refer to any desire or intention, but for this paragraph 11, to do so; or (h) unless required by a Legal Requirement, make any public disclosure, or take any action that could reasonably be expected to require any Individual Party, Great Dane or Bark to make a public disclosure, with respect to any of the matters set forth in this letter agreement. Notwithstanding anything in this paragraph 11 to the contrary, any Individual Party or Great Dane may make requests (but only privately to

Bark and not publicly, provided that such request would not reasonably be expected to require Bark or Great Dane or any Individual Party to make a public disclosure) for amendments, waivers, consents under or agreements not to enforce clause (a) or clause (b) of this paragraph 11. Furthermore, notwithstanding anything to the contrary contained in this Agreement, the restrictions set forth in this paragraph shall immediately terminate and cease to be of any further force or effect if at any time during the Standstill Period (x) Bark has after the date of this letter agreement entered into a definitive written agreement providing for (i) any acquisition of a majority of the voting securities of Bark by any person or group, (ii) any acquisition of a majority of the consolidated assets of Bark and its subsidiaries by any person or group, or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will beneficially own a majority of the outstanding voting power of Bark or the surviving parent entity in such transaction) or (y) a third party commences a tender or exchange offer for not less than a majority of the outstanding voting power of Bark (a “Third Party Tender Offer”) and Bark’s Board of Directors (or any committee thereof) recommends that the Bark’s shareholders tender their shares, or fails to recommend prior to the date that is ten (10) business days after such commencement that the Disclosing Party shareholders not tender their shares, in such Third Party Tender Offer. For purposes of this paragraph 11, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

12.              To the extent that any Evaluation Material or Transaction Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, inquiry, arbitration or dispute, the Receiving Party acknowledges and agrees that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material or Transaction Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection, the Receiving Party agrees to take all reasonable measures (at the Disclosing Party’s sole expense) necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines and not to claim or contend that the Disclosing Party hereto has waived any attorney client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this letter agreement or any subsequent definitive written agreement regarding a Transaction.

13.              Each party represents to the other parties that this letter agreement is a valid and binding agreement that has been duly authorized, executed and delivered by it. Each party acknowledges and agrees that the other parties would be irreparably injured by a breach of this letter agreement by the first party or its Representatives and that monetary remedies would be inadequate to protect Bark and its subsidiaries against any actual or threatened breach of this letter agreement by Great Dane, any Individual Party or its Representatives. Accordingly, each party agrees that the other parties shall be entitled to seek equitable relief, including, without limitation, an injunction or injunctions (without the proof of actual damages) to prevent breaches or threatened breaches of this letter agreement and/or to compel specific performance of this letter agreement, and that no party nor any of their respective Representatives shall oppose the granting of such relief. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but shall be in addition to all other remedies available at law or in equity to any party.

14.              Any notice which any party desires or is required to give to the other parties hereunder shall be in writing, and shall be sent by (a) certified mail, return receipt requested, by hand delivery (against a signed receipt), or by reputable overnight delivery service (such as Federal Express) which can certify actual delivery at the addresses set forth below or (b) email transmission to the email addresses set forth below:

If to any Individual Party:

To the address or email address set forth below its signature in the signatures pages hereto.

If to Great Dane:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Benjamin Goodchild

Email: bgoodchild@paulweiss.com

If to Bark:

Bark, Inc.

20 Jay Street, Suite 940

Brooklyn, New York 11201

Attn: Allison Koehler

Email: akoehler@barkbox.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

101 California Street, 35th Floor

San Francisco, California 94104

Attention: Gary Gerstman and Sally Wagner Partin

Email: ggerstman@sidley.com and swagnerpartin@sidley.com

Any party may change its address for purposes hereof by giving notice to the other parties in accordance with this paragraph 14. Any notice given by certified mail, as aforesaid, shall be deemed given on the later of the third (3rd) day after such notice is deposited with the United States Postal Service. Any notice given by hand, as aforesaid, shall be deemed given on the later of when notice is received (against a signed receipt). Any notice given by overnight delivery service, as aforesaid, shall be deemed given on the later of the first business day following the date when such notice is deposited with such delivery service. Any notice given by email, as aforesaid, shall be deemed given upon the delivery of the email (provided no “bounce back” or similar message of non-delivery is received with respect thereto).

15.             The parties hereby irrevocably consent to the exclusive jurisdiction of (i) the Delaware Court of Chancery, in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or other proceeding, the United States District Court for the District of Delaware or (ii) in the event (but only in the event) such courts identified in clause (i) do not have subject matter jurisdiction over such suit, action or other proceeding, any other Delaware state court (the “Chosen Courts”) over any action or proceeding arising out of or relating to this letter agreement and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard in the Chosen Courts. The parties irrevocably agree to waive all rights to trial by jury in any such action or proceeding and irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to each party at its address set forth above. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This letter agreement and any claim related directly or indirectly to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflicts of law principles that would result in the application of any law other than the law of the State of Delaware). The parties further waive any objection to venue in the State of Delaware and any objection to any action or proceeding in such state on the basis of forum non conveniens.

16.              Each party’s obligations under this letter agreement shall terminate, except as specifically set forth herein, on the earlier of (i) two (2) years after the date hereof, or (ii) consummation of a Transaction by the parties or their affiliates; provided that such termination shall not (subject to the applicable statute of limitations) relieve either party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

17.              This letter agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof or thereof shall be binding upon any party, unless approved in writing by the other parties. This letter agreement applies, among other things, to Evaluation Material accessed through the Disclosing Party’s electronic data room and supersedes any “click through” acknowledgment or agreement associated with any such electronic data room. Any attempted waiver or amendment in violation of this provision shall be void ab initio. This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Any assignment of this letter agreement by any party (including by operation by law) without the prior written consent of the other parties shall be void except to a successor in interest of an assigning party or an acquiror of all or substantially the assets of the assigning party. No failure or delay in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. The invalidity, illegality or unenforceability of any provision of this letter agreement shall not affect, impair or invalidate the remainder of this letter agreement, which shall remain in full force and effect. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable. Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto. When this letter agreement calls for the consent of Bark, instructions by Bark, waivers by Bark or any similar actions by Bark, it means a consent, instruction, waiver or similar action by the Special Committee or any person designated by the Special Committee, so long as the Special Committee exists.

18.             This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic or digital transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This letter agreement may be executed by .PDF or by other means of electronic signature (e.g. DocuSign).

19.             Notwithstanding anything to the contrary contained herein, the Individual Parties each enter into this letter agreement on their own behalf and not on behalf any other Individual Party or Great Dane. No Individual Party is providing representations or warranties on behalf of any other Individual Party or Great Dane, agreeing to cause any other Individual Party or Great Dane to take any action or in any other way giving any commitment in respect of any other Individual Party or Great Dane. The parties agree that no Individual Party shall have any liability for any other Individual Party hereto or Great Dane.

[Signatures Follow]

The individual parties

Resolute I, L.P.

By:	Resolute GP I, LLC

By:	/s/ Michael Hirshland
Name:	Michael Hirshland
Title:	Managing Director

548 Market Street #26403
San Francisco, CA 94104
Email: mike@resolute.vc

RESOLUTE BB SPV, LLC

By:	Resolute GP II, LLC

By:	/s/ Michael Hirshland
Name:	Michael Hirshland
Title:	Managing Director

548 Market Street #26403
San Francisco, CA 94104
Email: mike@resolute.vc

RESOLUTE BB II SPV, LLC

By:	Resolute GP II, LLC

By:	/s/ Michael Hirshland
Name:	Michael Hirshland
Title:	Managing Director

548 Market Street #26403
San Francisco, CA 94104
Email: mike@resolute.vc

Resolute GP I, LLC

By:	/s/ Michael Hirshland
Name:	Michael Hirshland
Title:	Managing Director

548 Market Street #26403
San Francisco, CA 94104
Email: mike@resolute.vc

FOUNDERS CIRCLE CAPITAL II OPPORTUNITIES FUND, L.P.

By:	Founders Circle Management II Opportunities, LLC

By:	/s/ Kenneth Loveless
Name:	Kenneth Loveless
Title:	Managing Member

1999 S. Bascom Ave. #700
Campbell, CA 95008
Email: ken@fcc.vc

FOUNDERS CIRCLE CAPITAL II, L.P.

By:	Founders Circle Management II, LLC

By:	/s/ Kenneth Loveless
Name:	Kenneth Loveless
Title:	Managing Member

1999 S. Bascom Ave. #700
Campbell, CA 95008
Email: ken@fcc.vc

FOUNDERS CIRCLE CAPITAL II AFFILIATES FUND, L.P.

By:	Founders Circle Management II, LLC

By:	/s/ Kenneth Loveless
Name:	Kenneth Loveless
Title:	Managing Member

1999 S. Bascom Ave. #700
Campbell, CA 95008
Email: ken@fcc.vc

IRONBOUND PARTNERS FUND, LLC

By:	/s/ Jonathan J. Ledecky
Name:	Jonathan J. Ledecky
Title:	Managing Member

c/o Graubard Miller
405 Lexington Avenue, 44th Floor
New York, NY 10174
Email: jledecky@hockeyny.com

GREAT DANE VENTURES, LLC

By:	/s/ Jonathan J. Ledecky
Name:	Jonathan J. Ledecky
Title:	Authorized Signatory

Accepted and agreed as of the date first above written:

BARK, INC.

By:	/s/ Allison Koehler
Name:	Allison Koehler
Title:	Chief Legal Officer